Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

August 12, 2009

iPath INP (India) The Passage to India just got easier. The Passage to India just got easier. An investment in iPath ETNs involves risks, including possible loss of principal. For a description of thee main risks see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC For the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange For Barclays Capital Inc. to send you the prospectus if you request it by calling toll-Free 1-877-?6-iPATH, or you may request a copy from any other dealer LEGAL NOTICE iPath MSCI India Index ETN (INP) A convenient way to access India’s top companies.

iPath INP (India) CLOSE An investment in iPath ETNs involves risks, including P possible loss of principal. For a description of the — main risks see “Risk Factors” in the applicable prospectus. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before yau invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may gç4 these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-677-76-iPATH, or you may request a copy from any other dealer participating in the offering. Barclays Global Investors Fund Distribution Company an affiliate of Barclays Global Investors, NA. (“BGI1’1AI, assists in the promotion of the Securities. Barclays Global Investors, NA. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC. iPath ETNs (“The Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors. The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. An investment in the iPath ETNs linked to the MSCI India Total Return IndexeM may carry risks similar to a concentrated securities investment in a single region. International investments nay involve risk of capital loss from unfavorable fluctuation in currency values, from differences in generally accepted accounting principles or from economic or political instability in other nations. Emerging markets involve heightened risks related to the same factors as well as increased volatility and lower trading volume. Securities focusing on a single country may be subject to higher volatility. The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. lfMSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. ‘To purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or servicemark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCIs permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. © 2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo ore registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.